Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                February 12, 2005

                                     between

                             NetScout Systems, Inc.

                                       and

                                 Quantiva, Inc.

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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE I -- DEFINITIONS.....................................................1

   1.01.  Definitions........................................................1

ARTICLE II - PURCHASE AND SALE...............................................5

   2.01.  Purchase and Sale..................................................5
   2.02.  Excluded Assets....................................................6
   2.03.  Assumption of Liabilities..........................................6
   2.04.  Excluded Liabilities...............................................7
   2.05.  Assignment of Contracts and Rights.................................7
   2.06.  Purchase Price; Closing............................................8
   2.07.  Allocation of Purchase Price.......................................9

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER......................10

   3.01.  Corporate Existence and Power.....................................10
   3.02.  Corporate Authorization...........................................10
   3.03.  Governmental Authorization........................................11
   3.04.  Non-Contravention.................................................11
   3.05.  Financial Statements..............................................11
   3.06.  Absence of Certain Changes........................................12
   3.07.  Personal Property.................................................13
   3.08.  Real Property.....................................................14
   3.09.  Sufficiency of Purchased Assets...................................14
   3.10.  Title to Purchased Assets.........................................14
   3.11.  No Undisclosed Liabilities........................................14
   3.12.  Litigation........................................................15
   3.13.  Material Contracts................................................15
   3.14.  Technology and Intellectual Property..............................16
   3.15.  Insurance Coverage................................................18
   3.16.  Compliance with Laws..............................................18
   3.17.  Employees.........................................................19
   3.18.  Environmental Compliance..........................................20
   3.19.  Customers and Suppliers...........................................22
   3.20.  Transactions with Affiliates; Intercompany Arrangements...........23
   3.21.  Finders' Fees.....................................................23
   3.22.  Other Information.................................................23

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER........................23

   4.01.  Organization and Existence........................................23
   4.02.  Corporate Authorization...........................................23
   4.03.  Governmental Authorization........................................23
   4.04.  Non-Contravention.................................................24
   4.05.  Litigation........................................................24
   4.06.  Finders' Fees.....................................................24

ARTICLE V - COVENANTS OF SELLER.............................................24

   5.01.  Conduct of the Business...........................................24
   5.02.  Access to Information.............................................25
   5.03.  Notices of Certain Events; Continuing Disclosure..................25
   5.04.  Trademarks; Tradenames............................................26
   5.05.  Required Payments.................................................26

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   5.06. Financial Statements...............................................26
   5.07  End-user Licenses..................................................27
   5.08  Other Agreements...................................................27

ARTICLE VI - COVENANTS OF BOTH PARTIES......................................27

   6.01.  Further Assurances................................................27
   6.02.  Certain Filings...................................................28
   6.03.  Public Announcements..............................................28

ARTICLE VII - TAX MATTERS...................................................28

   7.01. Tax Definitions....................................................28
   7.02. Tax Matters........................................................29
   7.03. Tax Cooperation; Allocation of Taxes...............................30

ARTICLE VIII - EMPLOYEE BENEFITS............................................31

   8.01. Employee Benefits Definitions......................................31
   8.02. ERISA Representations..............................................32
   8.03. Employees and Offers of Employment.................................33
   8.04. Seller's Employee Benefit Plans....................................33
   8.05. No Third Party Beneficiaries.......................................34

ARTICLE IX - CONDITIONS TO CLOSING..........................................34

   9.01.  Conditions to the Obligations of Each Party.......................34
   9.02.  Conditions to Obligation of Buyer.................................34
   9.03.  Conditions to Obligations of Seller...............................36

ARTICLE X - SURVIVAL; INDEMNIFICATION.......................................36

   10.01. Survival..........................................................36
   10.02. Indemnification...................................................36
   10.03  Limitation of Indemnification.....................................37
   10.04  Procedures........................................................37
   10.05. No Waiver.........................................................38

ARTICLE XI -- TERMINATION...................................................38

   11.01.  Grounds for Termination..........................................38
   11.02.  Effect of Termination............................................38
   11.03.  Break-Up Fee.....................................................38

ARTICLE XII -- MISCELLANEOUS................................................39

   12.01.  Notices..........................................................39
   12.02.  Amendments; No Waivers...........................................39
   12.03.  Expenses.........................................................40
   12.04.  Successors and Assigns...........................................40
   12.05.  Governing Law....................................................40
   12.06.  Counterparts; Effectiveness......................................40
   12.07.  Entire Agreement.................................................40
   12.08.  Captions.........................................................40
   12.09.  Jurisdiction.....................................................40
   12.10.  Acquisition Sub..................................................40

                            ASSET PURCHASE AGREEMENT

        AGREEMENT dated as of February 12, 2005 between NetScout Systems, Inc., a Delaware corporation ("Buyer"), and Quantiva, Inc., a Delaware corporation ("Seller").

                                    RECITALS:

        WHEREAS, Seller conducts a business (the "Business") that designs, develops, manufactures, licenses and markets software products for the performance of automated analytics for application performance management on computer networks, provides hosted or online services as well as maintenance and other related services; and

        WHEREAS, Buyer desires to purchase substantially all of the assets of the Business from Seller, and Seller desires to sell substantially all of the assets of the Business to Buyer, upon the terms and subject to the conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person.

        "Ancillary Agreements" means the Assignment and Assumption Agreement, and the Patent Assignment Agreement.

        "Balance Sheet" means the unaudited balance sheet of the Business as of December 31, 2004 found in Schedule 3.05.

        "Balance Sheet Date" means December 31, 2004.

        "Business's Intellectual Property" means all Intellectual Property that is owned or held by or on behalf of Seller for use, or that is being, and/or has been, used, or is currently under development for use, in the Business as it has been, is currently or is currently planned to be conducted.

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        "Closing Date" means the date of the Closing.

        "Intellectual Property" means all tangible or intangible proprietary information and materials, including without limitation:

        (a) (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and re-examinations thereof, (ii) all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including without limitation ideas, research and development, know-how, formulas, algorithms, compositions, manufacturing and production process and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (vi) all software and firmware (including data, databases, design documents, object code, source code and related documentation);

        (b) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for, and tangible embodiments of, all intellectual property described herein; and

        (c) all licenses, agreements and other rights in any third party product or any third party intellectual property described in
                (a) and (b) above.

        "Leased Real Property" means all Real Property that is leased or subleased by Seller.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

        "Material Adverse Change" means a material adverse change in the business, assets, financial condition or results of operations of Seller or the Business taken as a whole; provided, that none of the following shall be deemed, by itself or by themselves, either alone or in combination, to constitute a Material Adverse Change: (a) any change in the market price or trading volume of the stock of the Buyer or of any publicly traded companies comparable to the Buyer, or relating to or resulting from the US or international securities markets in general; (b) any change arising out of conditions affecting the economy or industry of the Seller or the Buyer in general, including changes in technology direction for the performance of automated analytics

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for application performance management on computer networks caused by published industry standards or caused by current or prospective market demand, other than changes relating to intellectual property rights or the enforcement or licensing thereof; (c) with respect to the Seller, delays or cancellations of customer projects (or contracts) or project implementations involving the Seller and any third party (including any delay or pause in negotiations with such third party) which is attributable to the announcement of the transaction contemplated hereby; or (d) the acquisition, change of control or initial public offering of any competitor of the Buyer deemed to be a Material Adverse Change.

        "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition or results of operations of Seller or the Business taken as a whole; provided, that none of the following shall be deemed, by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect: (a) any change in the market price or trading volume of the stock of the Buyer or of any publicly traded companies comparable to the Buyer, or relating to or resulting from the US or international securities markets in general; (b) any change arising out of conditions affecting the economy or industry of the Seller or the Buyer in general, including changes in technology direction for the performance of automated analytics for application performance management on computer networks caused by published industry standards or caused by current or prospective market demand, other than changes relating to intellectual property rights or the enforcement or licensing thereof; (c) with respect to the Seller, delays or cancellations of customer projects (or contracts) or project implementations involving the Seller and any third party (including any delay or pause in negotiations with such third party) which is attributable to the announcement of the transaction contemplated hereby; or (d) the acquisition, change of control or initial public offering of any competitor of the Buyer.

        "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Owned Real Property" means all Real Property except for Leased Real Property.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "to Seller's Knowledge", "Known to Seller" and words of similar import means the knowledge of Seller and the knowledge of each of Seller's officers, employees and directors, in each case after reasonable inquiry.

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        (b)     Each of the following terms is defined in the Section set forth opposite such term:

Term                        Section       Term                          Section
-------------------------   -----------   ---------------------------   -------
Allocation Statement        2.07          Excluded Liabilities          2.04
Apportioned Obligation      7.03          Financial Statements          3.05
Assumed Liabilities         2.03          Hazardous Substance           3.18
                                          Indemnified Party             10.04
Benefit Arrangement         8.01          Indemnifying Party            10.04
Business                    Recitals      Initial Cash Payment          2.06
Closing                     2.06          Interested Person             3.21
Code                        7.01          IRS                           7.03
CoEmployer                  8.01          Leases                        3.08
Consent                     3.05          Multiemployer Plan            8.01
Contracts                   2.01          Patent Assignment Agreement   2.06
Conveyance Documents        2.06          Permitted Real Estate Liens   3.08
COBRA                       8.03          Personal Property             3.07
COBRA Coverage              8.04          Petty Cash                    2.01
Damage                      10.02         Post-Closing Tax Period       7.01
Disclosure Schedule         Article III   Pre-Closing Tax Period        7.01
Employee                    8.01          Purchased Assets              2.01
Employee Plan               8.01          Purchase Price                2.06
Environment                 3.18          Real Property                 2.01
Environmental Law           3.18          Release                       3.18
Environmental Liabilities   3.18          Tax                           7.01
Environmental Permits       3.18          Tax Return                    7.01
ERISA                       8.01          Third Party Claim             10.02
ERISA Affiliate             8.01          Transferred Employee          8.01
Escrowed Cash               2.06          Third Party Claim             10.02
Excluded Assets             2.02

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                                   ARTICLE II

                                PURCHASE AND SALE

        2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Buyer at Closing all of the assets, properties and business, other than the Excluded Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the Business by Seller or any Affiliate of Seller as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business since the Balance Sheet Date, and all assets of the Business acquired by Seller between the Balance Sheet Date and the Closing Date (the "Purchased Assets"), and including without limitation all right, title and interest of Seller and its Affiliates in, to and under such of the foregoing as are more specifically described below:

        (a) the Quantiva(R) Analysis System product, software and technology, the trade name "Quantiva", and all of the Business's Intellectual Property, including without limitation the items listed on Schedule 3.14;

        (b) all real property and leases and subleases of, and other interests in real property used by or on behalf of Seller or held by or on behalf of Seller for use in connection with the Business, in each case, together with all buildings, fixtures, and improvements erected thereon, including without limitation those properties listed on Schedule 3.08 (the "Real Property");

        (c) all personal property and interests therein used by or on behalf of Seller or held by or on behalf of Seller for use in connection with the Business, including without limitation, equipment, furniture, office equipment, computer equipment, communications equipment, and other tangible property, including without limitation the items listed on Schedule 3.07;

        (d) all raw materials, work-in-process, finished goods, supplies and other inventories, wherever situated used by or on behalf of Seller or held by or on behalf of Seller for use in connection with the Business;

        (e) all rights under all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments used by or on behalf of Seller or held by or on behalf of Seller for use in connection with the Business, including without limitation the items listed on Schedule 3.13 (collectively, the "Contracts");

        (f) all accounts, notes and other receivables used by or on behalf of Seller or held by or on behalf of Seller for use in connection with the Business;

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

        (g) all prepaid expenses and deposits used by or on behalf of Seller or held by or on behalf of Seller for use in connection with the Business, including without limitation ad valorem taxes, leases, license fees and rentals;

        (h) all petty cash, not to exceed $1,000, located at operating facilities of the Business ("Petty Cash"), as well as customer deposits;

        (i) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business, including, without limitation, unliquidated rights under manufacturers', licensors' and vendors' warranties and indemnities;

        (j) all transferable licenses, permits or other governmental authorizations affecting, or relating in any way to, the Business, including without limitation the items listed on
                Schedule 3.03;

        (k) all books, records, files and papers, whether in hard copy or computer format used by or on behalf of Seller or held by or on behalf of Seller for use in connection with the Business, including, without limitation, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, and all information relating to Taxes imposed on or with respect to the Business; provided, that Seller may retain under confidentiality one copy of information relating to tax and other governmental filings and proceedings solely for the purpose of Seller's preparation of Tax returns and other governmental filings required by Seller following the Closing; and

        (l) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

        2.02. Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Purchased Assets:

        (a) all of Seller's cash and cash equivalents on hand and in banks, less outstanding checks or transfers, except for Petty Cash, and notes receivable from shareholders of Seller.

        2.03. Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the Closing, to assume the following liabilities (the "Assumed Liabilities"):

        (a) all liabilities and obligations expressly scheduled to be performed after the Closing Date under the Contracts specifically assumed by Buyer and identified as assumed Contracts on Schedule 2.03 (other than liabilities or obligations

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

                attributable to any failure by Seller prior to the Closing to comply with the terms thereof).

        2.04. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any Affiliate of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller or its Affiliates (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Without limiting the foregoing, none of the following shall be Assumed Liabilities for the purposes of this
Agreement:

        (a) all liabilities and obligations arising out of or relating to the Business or the operations or affairs of Seller on or prior to the Closing Date, including without limitation any liabilities and obligations arising out of or relating to any facts, conditions or circumstances which occurred or existed prior to the Closing, including without limitation any claims by security holders or former security holders of Seller;

        (b) any and all liabilities and obligations of Seller for Taxes, including without limitation any Taxes that arise as a result of the transactions contemplated by this Agreement and Taxes described on Schedule 3.12;

        (c) any and all liabilities and obligations of Seller relating to employee or consultant benefits or compensation arrangements, including, without limitation, any liabilities or obligations for accrued vacation time or pay and any liabilities and obligations under any of Seller's employee benefit agreements, plans or other arrangements listed on Schedule 8.02;

        (d)     any Environmental Liabilities;

        (e)     any liability or obligation relating to an Excluded Asset;

        (f) all warranty, sales returns and allowance claims or expenses of Seller in respect of products sold or licensed or services rendered by the Business prior to the Closing;

        (g) any liability or obligation relating to the Contracts not specifically assumed by the Buyer, including without limitation those Contracts listed on Schedule 2.04; and

        (h) any liability or obligation under any equity or equity-like securities of Seller, including without limitation stock options, rights and warrants and stock plans.

        2.05. Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset

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

or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or adversely affect in any material respect the rights of Buyer or Seller thereunder. Seller and Buyer will use their commercially reasonable efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume, to the extent provided under this Agreement, obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder. In such event, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets.

        2.06. Purchase Price; Closing. (a) The purchase price for the Purchased Assets (the "Purchase Price") shall be as follows:

                (i) At the Closing, Buyer shall pay to Seller the amount of $7,980,491, less the amounts set forth on Schedule 2.06 (Schedule 2.06 to be amended at the Closing pursuant to Section 5.07 to reflect certain payments by licensees and on-line customers to Seller from January 1, 2005 to the Closing Date), in cash (the "Initial Cash Payment"), and shall assume the Assumed Liabilities.

                (ii)    For the purpose of securing Seller's obligations under
                        Article X, Buyer shall hold back an additional One Million Three Hundred Thirty Thousand Dollars ($1,330,000) in cash to be used to satisfy claims and obligations under Article X (the "Escrowed Cash"). Buyer shall withhold the Escrowed Cash in a separate, interest-bearing account and shall apply such funds in accordance with Article X to make payments due under
                        Article X, or to the extent of the remaining Escrowed Cash to make an additional payment to Seller following the 16-month anniversary of the Closing and the resolution and satisfaction of all claims and obligations under Article X.

                (iii) Buyer shall reserve the amount (in cash, restricted stock or otherwise) of $789,509 for the employees and consultants of Seller continuing in the Business with Buyer following the Closing, on the terms and subject to the conditions set forth in the Retention Agreements.

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

        (b) The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Choate, Hall & Stewart LLP, Exchange Place, 53 State Street in Boston, Massachusetts, as soon as possible, but in no event later than three (3) business days after satisfaction of the conditions set forth in Article IX, or at such other time or place as Buyer and Seller may agree. At the Closing,

                (i) Buyer shall pay to Seller the Initial Cash Payment to an account maintained by Seller, such account to be designated by Seller by written notice to Buyer not later than two (2) business days prior to the Closing Date.

                (ii) Seller and Buyer shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A, and Seller shall deliver to Buyer such bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (the "Conveyance Documents") as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets, including without limitation a Patent Assignment Agreement in the form reasonably requested by Buyer (the "Patent Assignment Agreement").

                (iii) Each of Seller and Buyer shall execute and deliver each of the Ancillary Agreements to be entered into by it at the Closing, in each case substantially in the form attached as an Exhibit to this Agreement.

                (iv) Without prejudice to Buyer's rights under Section 9.02 and Articles X and XI, Seller shall deliver to Buyer revised schedules to this Agreement updating the information shown thereon to the Closing Date.

                (v) Seller and Buyer shall execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

        2.07. Allocation of Purchase Price. (a) After the Closing, Buyer shall deliver to Seller a statement (the "Allocation Statement"), setting forth the value of the Purchased Assets, which shall be used for the allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets. The Allocation Statement shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Allocation Statement shall reflect that the value of each Purchased Asset is its book value as of the then most recent fiscal year end of the Seller, and any excess of the Purchase Price over the sum of such book values shall be allocated to goodwill.

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

        (b) Seller and Buyer agree to report an allocation of such Purchase Price among the Purchased Assets in a manner entirely consistent with the Allocation Statement, and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Form 8594 with its Federal income Tax Return for the taxable year that includes the date of the Closing) and in the course of any Tax audit, Tax review or Tax litigation relating thereto.

        (c) No later than 10 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

        Except as set forth in the disclosure schedules dated as of the date hereof and delivered herewith to Buyer (which disclosure schedules identify the section and subsection to which each disclosure therein relates; provided, that any matter disclosed pursuant to one section or subsection of Article III is deemed disclosed for all other sections or subsections of Article III, if such matter relates to more than one section or subsection of Article III and the level of particularity and manner of disclosure of the matter expressly disclosed in one section or subsection of the disclosure schedules would make a reasonable person aware that such disclosure is relevant to such other sections or subsections), Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

        3.01. Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on the Business as now conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has heretofore delivered to Buyer true and complete copies of the corporate charter and bylaws of Seller as currently in effect.

        Seller has no subsidiaries and does not own or control, directly or indirectly, any shares or any right to acquire shares of capital stock of any other corporation or any interest in any partnership, joint venture or other non-corporate business enterprise.

        3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements, and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller's corporate powers have been duly authorized by all necessary corporate action on the part of Seller. Each of this Agreement and each Ancillary Agreement to which Seller is a party has been duly executed and delivered by

Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms.

        3.03. Governmental Authorization; Consents. (a) The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a party require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

        (b) Except as set forth in Schedule 3.03, no consent, approval, waiver or other action (a "Required Consent") by any Person (other than any governmental body, agency, official or authority referred to in (a) above) under any contract, agreement, indenture, lease, instrument or other document to which Seller is a party or is bound is required or necessary for the execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, or for the consummation of the transactions contemplated hereby or thereby.

        3.04. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each Ancillary Agreement to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the corporate charter or bylaws of Seller, (ii) assuming compliance with the matters referred to in
Section 3.03(a), contravene or conflict with any provision of any law, regulation, judgment, injunction, order, Permit or decree binding upon or applicable to Seller or the Business; (iii) assuming the receipt of all Required Consents, constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller, or to a loss of any benefit, relating to the Business to which Seller is entitled under any provision of any agreement, contract or other instrument binding upon Seller or (iv) result in the creation or imposition of any Lien on any Purchased Asset.

        3.05. Financial Statements. (a) Attached as Schedule 3.05 are true and complete copies of:

                (i) the audited balance sheets as of December 31, 2001 and 2002 and the related audited statements of operations, shareholders' equity and cash flows of Seller for each of the 12 months ended December 31, 2001 and 2002;

                (ii) the unaudited balance sheet of Seller as of December 31, 2003 and the related unaudited statements of operations, shareholders' equity and cash flows of Seller for the 12 months then ended; and

                (iii) the Balance Sheet of Seller as of December 31, 2004 and the related unaudited statements of operations, shareholders' equity and cash flows of Seller for the 12 months then ended ((i), (ii) and (iii), collectively, the "Financial Statements").

        (b) Each of the balance sheets included in the Financial Statements fairly presents in all material respects the financial position of Seller as of its date, and the other statements included in the Financial Statements fairly present in all material respects the results of operations, shareholders' equity and cash flows, as the case may be, of Seller for the periods therein set forth, in each case in accordance with generally accepted accounting principles consistently applied.

        (c) Seller's audited balance sheets as of December 31, 2003 and 2004 and the related audited statements of operations, shareholders' equity and cash flows of Seller for each of the 12 months ended December 31, 2003 and 2004, as delivered to Buyer pursuant to Section 5.06, shall fairly represent in all material respects the financial position of Seller as of its date and the results of operations, shareholders' equity and cash flows, as the case may be, of Seller for the periods therein set forth, in each case in accordance with generally accepted accounting principles consistently applied.

        (d) Buyer's internal controls over financial reporting are effective in ensuring Buyer's ability to record, process, summarize and report financial information, as well as the accuracy and completeness of the Financial Statements. Buyer's auditors are independent for all purposes of the Sarbanes-Oxley Act of 2002, the 1934 Act and the rules and regulations of the Securities and Exchange Commission, and are registered with the Public Company Accounting Oversight Board.

        3.06. Absence of Certain Changes. Since the Balance Sheet Date, except as set forth in Schedule 3.06, Seller has conducted the Business in the ordinary course consistent with past practices, and there has not been, with respect to Seller, any:

        (a) Material Adverse Change or any event, occurrence, development or state of circumstances or facts which could reasonably be expected to result in a Material Adverse Change, or any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay Seller's ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder or under the Ancillary Agreements;

        (b) payment or grant of any right relating to the Business by Seller to any Interested Person, or any charge by any Interested Person to Seller relating to the Business, or other transaction between Seller relating to the Business and any Interested Person, except in any such case for employee compensation payments in the ordinary course of business of Seller consistent with past practice.

        (c) incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business;

        (d)     creation or assumption by Seller of any Lien on any Purchased
                Asset;

        (e) damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Purchased Asset;

        (f) transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Business;

        (g) change in any method of Tax or financial accounting or accounting practice or any making of a Tax election or change of an existing election by Seller with respect to the Business;

        (h) (i) grant of any severance or termination pay to any employee of the Business, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business,
                (iii) change in benefits payable under existing severance or termination pay policies of Seller relating to the Business or employment agreements to which any employee of the Business is a party or (iv) change in compensation, bonus or other benefits payable to employees of the Business;

        (i) labor dispute or grievance, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any such employees;

        (j) employee terminations and/or layoffs, and Seller has preserved intact and kept available the services of present employees, in each case in accordance with past practice,

        (k) capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment;

        (l) action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Buyer pursuant to this Agreement;

        (m) waiver, termination or loss by Seller of any material right or benefit; or

        (n)     agreement, undertaking or commitment to do any of the foregoing.

        3.07. Personal Property. (a) Seller has good and marketable title to, or in the case of leased personal property has valid leasehold interests in, all personal property (including without limitation equipment, inventory, receivables and furniture) (whether tangible or intangible) used in the Business (the "Personal Property"). Schedule 3.07 lists all Personal Property. None of such Personal Property is subject to any Liens, other than Liens disclosed on
Schedule 3.07.

        (b) The Personal Property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

        (c) Schedule 3.07 completely and accurately describes all leases and subleases for Personal Property.

        3.08. Real Property. (a) None of the Real Property is owned by Seller. All of the Real Property is leased by Seller as lessee or sublessee.

        (b) Schedule 3.08 completely and accurately describes all leases and subleases of Real Property (the "Leases"), together with a description of all buildings and material fixtures and improvements erected thereon.

        (c) The Leases are in good standing and are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by Seller or, to Seller's Knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Seller or, to Seller's Knowledge, by any other Person. Seller has delivered to Buyer complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

        (d) Seller is the holder of the lessee's interest under the Leases and has neither assigned the Leases nor subleased all or any portion of the premises leased thereunder. Seller has not made any alterations, additions or improvements to the premises leased under the Leases that are required to be removed (or of which lessor could require removal) at the termination of the respective Lease terms.

        3.09. Sufficiency of Purchased Assets. As of the date of this Agreement, the Purchased Assets and the Excluded Assets together constitute, and on the Closing Date will constitute, all of the assets or property used or held for use in the Business as of each such date. On the Closing Date, the Purchased Assets will be generally adequate to conduct the Business as currently conducted; provided, however, that Buyer acknowledges that Seller has been incurring operating losses since its inception.

        3.10. Title to Purchased Assets. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens.

        3.11. No Undisclosed Liabilities. Except as disclosed in the Financial Statements or set forth in Schedule 3.11, there are no liabilities of the Business of any kind whatsoever relating to the Purchased Assets or the Business to be conducted by Buyer, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date, which in the aggregate are not material to the Business, taken as a whole.

        3.12. Litigation. Except as disclosed in Schedule 3.12 of the Disclosure Schedule, there is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against, or to the Seller's Knowledge, threatened against or affecting, Seller, the Business, any Purchased Asset or any employee of Seller (in his capacity as such), or to Seller's Knowledge, any Affiliate, consultant or security holder of Seller (in his or its capacity as such), or the transactions contemplated hereby before any court or arbitrator or any governmental body, agency, official or authority. Neither Seller nor to Seller's Knowledge any Affiliate, employee, consultant or security holder of Seller (in his or its capacity as such) has pending or to Seller's Knowledge is threatening or contemplating any claim, action, suit, investigation or proceeding relating to or affecting Seller, the Business or the transactions contemplated hereby.

        3.13. Material Contracts. (a) Except for the Contracts disclosed in
Schedule 3.13, as of the date of this Agreement, with respect to the Business, Seller is not a party to or subject to any:

                (i)     lease;

                (ii) contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller of, or pursuant to which in the last year Seller paid, in the aggregate $5,000 or more;

                (iii) purchase order, license agreement or sales, maintenance, development, OEM, value added reseller, distribution, reseller, teaming, co-marketing or other similar agreement providing for the sale or license by Seller of materials, supplies, goods, services, equipment, software products or other assets;

                (iv) partnership, joint venture or other similar contract arrangement or agreement;

                (v) contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset);

                (vi)    employment or consulting agreement;

                (vii) license, technology transfer, franchise or other agreement in respect of any Intellectual Property or other property owned or used by Seller;

                (viii) agency, dealer, sales representative or other similar agreement;

                (ix) contract or other document that limits the freedom of Seller to compete in any line of business or with any Person or in any area to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset;

                (x) contract or commitment with or for the benefit of any Interested Person; or

                (xii) other contract or commitment that is material to the Business taken as a whole.

        (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.13(a) is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to Seller's Knowledge, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to Seller's Knowledge, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder.

        3.14. Technology and Intellectual Property. (a) Schedule 3.14(a) lists:
(i) all patents and all trademarks, service marks, copyrights and mask works, and any applications and renewals for any of the foregoing used by or on behalf of Seller for the benefit of the Business; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by or on behalf of Seller for the benefit of the Business; and (iii) all licenses (in and out), sublicenses and other agreements to which Seller is a party and pursuant to which Seller or any other Person is authorized to use any of the Business's Intellectual Property or exercise any other right with regard thereto. The disclosures described in clause (iii) of the preceding sentence include the identities of the parties to the relevant agreements, a brief description of the nature and subject matter thereof, the term thereof and the applicable payment terms (or summary of any formula or procedure for determining such payment terms).

        (b) Each item of the Business's Intellectual Property is either: (i) owned solely by Seller free and clear of any liens; or (ii) rightfully used and authorized for use by Seller and its successors pursuant to a valid, enforceable and transferable (without consent) written license. All of the Business's Intellectual Property that is used by Seller pursuant to a license or other grant of a right by a third party to use its proprietary information is separately identified as such under Schedule 3.14(b). Seller has all rights in the Business's Intellectual Property necessary to carry out the Business's former, current and currently planned future activities, including without limitation (except as noted on Schedule 3.14(b)) rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Business's Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

        (c) Seller is not in violation of any license, sublicense or other agreement to which Seller is a party or otherwise bound relating to any of the Business's Intellectual Property. Except as noted in Schedule 3.14(c), Seller is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Seller or Buyer, as successor to Seller, in the Business's Intellectual Property.

        (d) The use of the Business's Intellectual Property by Seller as currently used and as currently proposed to be used does not infringe any other Person's patent, copyright, trade secret rights, right of privacy, right in personal data, moral right or other Intellectual Property. Except as set forth in Schedule 3.14(d), no claims (i) challenging the validity, enforceability, effectiveness or ownership by Seller of any of the Business's Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights in any of the Business's Intellectual Property, infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted against Seller or, to Seller's Knowledge, are threatened by any Person nor does there exist any valid basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Business's Intellectual Property, other than review of pending patent applications, and Seller is not aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other Person. All granted or issued patents and mask works, all registered trademarks and service marks, and all copyright registrations owned by Seller are valid, enforceable and subsisting. There is no unauthorized use, infringement, or misappropriation of any of the Business's Intellectual Property by any third party, employee or former employee.

        (e) Schedule 3.14(e) separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, the Business's Intellectual Property. Seller has secured from all parties (including employees) who have created any portion of, or otherwise have any rights in or to, the Business's Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to Seller and has provided true and complete copies of such assignments to Buyer. No employee, consultant or other party who created or otherwise had any right to any portion of the Business's Intellectual Property used any resources of any other employer, university or other party or violated any university of other policy in creating such Intellectual Property or in assigning and vesting full ownership thereof, including without limitation the right to transfer, in the Seller.

        (f) The transactions contemplated under this Agreement shall not alter, impair or otherwise affect the rights of Buyer to the full benefit and use of the Business's Intellectual Property following the Closing.

        (g) Seller has taken commercially reasonable measures to protect the proprietary nature of the Business's Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by Seller in the Business and to Seller's Knowledge, no such trade secret or confidential information has been disclosed to any third party except pursuant to a binding confidentiality agreement.

        (h) Except as disclosed on Schedule 3.14(h), the Business's Intellectual Property does not include any Publicly Available Software and Seller has not used Publicly Available Software in whole or in part in the development of any part of the Business's Intellectual Property in a manner that may subject the Business's Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. "Publicly Available Software" means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g. Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License
(SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

        (i) The Quantiva Analysis System software product performs substantially in accordance with the technical specifications set forth in
Schedule 3.14(i).

        (j) Schedule 2.06 correctly sets forth as of the Closing Date all cash proceeds to Seller with respect to the sale, lease, license or other disposition of Seller's software, products, Intellectual Property or other Purchased Assets since January 1, 2005.

        3.15. Insurance Coverage. Schedule 3.15 lists all of the insurance policies and fidelity bonds covering the Purchased Assets, the business and operations of the Business and its employees. Seller has furnished to Buyer true and complete copies of all insurance policies and fidelity bonds listed in
Schedule 3.15. Seller has listed on Schedule 3.15 all outstanding claims under its insurance policies. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Seller is otherwise in compliance with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been effect since January 1, 2004 and remain in full force and effect. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons comparable to Seller conducting businesses similar to the Business. Seller does not know of any threatened termination of, or premium increase with respect to, any of such policies or bonds.

        3.16. Compliance with Laws. (a) Seller is not in violation of, and has not violated any applicable provisions of any laws, statutes, ordinances or regulations, except for violations which individually and in the aggregate could not have a Material Adverse Effect, and to Seller's Knowledge, Seller is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, ordinance or regulation applicable to the Purchased Assets or the conduct of the Business.

        (b) Schedule 3.16 correctly describes each governmental license, permit, concession or franchise (a "Permit") material to the Business, together with the name of the governmental agency or entity issuing such Permit. Except as set forth on Schedule 3.16(b), such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, are transferable by Seller and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Upon consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits.

         (c) Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority.

        3.17. Employees. (a) Schedule 3.17 sets forth, with respect to each employee of Seller who is employed in the Business (including any such employee of Seller who is on a leave of absence or on layoff status subject to recall)
(i) the name of such employee and the date as of which such employee was originally hired by Seller, and whether the employee is on an active or inactive status; (ii) such employee's title; (iii) such employee's annualized compensation as of the date of this Agreement, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission potential, equity vesting schedule, severance pay potential, and any other compensation forms;
(iv) each current benefit plan in which such employee participates or is eligible to participate; and (v) any governmental authorization (including without limitation visa) that is held by such employee and that is used in connection with the Business. Except as disclosed in Schedule 3.17(a), the employment of each of the employees of the Business is terminable by Seller at will.

        (b) Schedule 3.17(b) lists all Persons who are currently performing services for the Business who are classified as "consultants" or "independent contractors," the compensation of each such Person and whether Seller is party to an agreement with such Person (whether or not in writing). Any such agreements are listed on Schedule 3.13 and have been delivered (or, in the case of agreements that are not in writing, a summary thereof has been delivered) to Buyer. All Persons engaged by Seller for the benefit of the Business as independent contractors, rather than employees, have been properly classified as such and have been engaged in accordance with all applicable foreign, federal, state and/or local laws.

        (c) Seller is not and has never been a party to or bound by any union contract, collective bargaining agreement or similar contract. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller or any of their employees.

        (d) Schedule 3.17(d) lists all current employee manuals and handbooks, employment policy statements, employment agreements, and other materials relating to the employment of the current employees of the Business. Seller has delivered to Buyer complete copies of all such documents.

        (e) Except as disclosed in Schedule 3.17(e), (i) none of the employees of the Business has notified or otherwise indicated to Seller that he or she intends to terminate his or her employment with Seller, or not to accept employment with Buyer; (ii) Seller does not have a present intention to terminate the employment of any employee of the Business; (iii) to Seller's Knowledge, no employee of the Business has since January 1, 2005, received an offer of an employment from any other Person; (iv) all employees of the Business have executed Seller's form of Employee Agreement in the form provided to Buyer or its counsel; (v) no employee of the Business is a party to or is bound by any employment contract, patent disclosure agreement, noncompetition agreement or other restrictive covenant or other contract with any third party that would be likely to affect in any way (A) the performance by such employee of any of his or her duties or responsibilities as a employee, or (B) the business or operations of the Business; (vi) to the Knowledge of Seller, no employee of the Business is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other restrictive covenant with any third party relating to the right of any such employee to be employed by Seller; and (vii) Seller is not and never has been engaged in any dispute or litigation with an employee of the Business or former employee of the Business regarding Intellectual Property matters.

        (f) Except as disclosed in Schedule 3.17(f), (i) Seller does not have an established severance pay practice or policy; (ii) no employee of the Business is entitled to any severance pay, bonus compensation, acceleration of payment or vesting of any equity interest, or other payment from Seller or Buyer (other than accrued salary, vacation, or other paid time off in accordance with the policies of Seller) as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of any termination by the Business on or after the Closing of any Person employed by Seller on or prior to the Closing Date.

        (g) Seller and each of its officers and employees is in compliance with, and there is no claim pending against Seller or any of its officers or employees or any basis therefore with respect to, all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation all applicable laws, rules and regulations relating to employment discrimination, harassment, unfair labor practices or wrongful discharge.

        (h) Seller, and each employee of the Business, is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by an employee of the Business will expire during the six month period following the date of this Agreement.

        3.18. Environmental Compliance.

        (a) Environmental Definitions. The following terms, as used herein, have the following meanings:

        "Environment" means any and all environmental media, including without limitation ambient air, surface water, ground water, drinking water supply, land surface or subsurface, soil or strata, and also means any indoor location.

        "Environmental Law" means any and all federal, state, local and foreign statutes, laws (including common or case law), regulations, ordinances, rules, judgments, judicial decisions, orders, decrees, codes, plans, injunctions, Environmental Permits, or governmental restrictions relating to the protection of human health or safety or the Environment or to emissions, discharges or Releases of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance or the containment, removal or remediation thereof.

        "Environmental Liabilities" means any and all liabilities arising in connection with or in any way relating to the past or present operation of the Business, whether contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters governed by Environmental Law or arise in connection with or relate to any matter disclosed or required to be disclosed in Schedule 3.18 and (ii) arise from or relate in any way to actions occurring or conditions existing before the Closing Date.

        "Environmental Permits" means any and all governmental permits, licenses, concessions, grants, franchises, agreements, authorizations, registrations or other governmental approvals or filings issued or required under any Environmental Law.

        "Hazardous Substance" means any and all pollutants and contaminants, and any and all toxic, caustic, radioactive or otherwise hazardous materials, substances or wastes that are regulated under any Environmental Law, and includes, without limitation, petroleum and its derivatives and by-products, and any other hydrocarbons.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment (including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

        (b) Environmental Representations and Warranties. Except as disclosed in Schedule 3.18:

                (i) Seller and the Business have complied in all material respects with all Environmental Laws and Environmental Permits. The Business has no Environmental Liabilities.

                (ii) Seller has applied for and received all Environmental Permits required in connection with the Business.
                        Schedule 3.18(b) sets forth a list of all such Environmental Permits, each of which is in full force and effect. No suspension or cancellation is threatened and there is no basis for believing that any such Environmental Permit will not be renewable upon expiration. Except as set forth in Schedule 3.18(b), each such Environmental Permit will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under any such Environmental Permit. The consummation of the transactions contemplated herein will not require any filing, notice or compliance under any environmental property transfer laws and no transfer of any Environmental Permits will be required.

                (iii) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to Seller's Knowledge, threatened, by any governmental or other entity with respect to any (A) alleged violation by Seller or the Business of any Environmental Law, or any liability thereunder, (B) alleged failure by Seller or the Business to have any Environmental Permit, or (C) use, generation, treatment, storage, handling, recycling, transportation or disposal of any Hazardous Substance by Seller or the Business.

                (iv) Seller and the Business have not stored, handled, transported or Released any Hazardous Substance on any property now or previously owned or leased by Seller or the Business. No Hazardous Substance is present, in a reportable or threshold planning quantity, where such a quantity has been established by any Environmental Law or Environmental Permit, at, on or under any property now or previously owned or leased by Seller or the Business.

                (v) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for Seller or the Business, or of which Seller has Knowledge, relating to any property or facility now or previously owned or leased by Seller or the Business that have not been delivered to Buyer.

        3.19. Customers and Suppliers. Seller has not received notice from and is not otherwise aware that (i) any customer (or group of customers under common ownership or control) that accounted for a material percentage of the aggregate products and services furnished by the Business since January 1, 2004, has stopped or intends to stop purchasing the products or services of the Business or (ii) any supplier (or group of suppliers under common ownership or control) that accounted for a material percentage of the aggregate supplies purchased by the Business since January 1, 2004 has stopped or intends to stop supplying products or services to the Business.

        3.20. Transactions with Affiliates; Intercompany Arrangements. Except as set forth on Schedule 3.20, there are no agreements, loans, leases, royalty agreements or other continuing transactions between Seller and (i) any officer, director or stockholder of Seller or to Seller's Knowledge any of their Affiliates or (ii) any member of any officer, director or stockholder of Seller's family or to Seller's Knowledge any of their Affiliates ("Interested Person"). To the Knowledge of Seller, no Interested Person (x) has any material direct or indirect interest in any entity that does business with Seller or (y) has any direct or indirect interest in any property, asset or right that is used by Seller in the conduct of the Business. No Interested Person has any contractual relationship (including that of creditor or debtor) with Seller other than such relationships as result solely from being an officer, director or stockholder of Seller.

        3.21. Finders' Fees. Except for America's Growth Capital, whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

        3.22. Other Information. None of this Agreement, the Ancillary Agreements and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller that:

        4.01. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

        4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, each of the Ancillary Agreements to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. Each of this Agreement and each Ancillary Agreement to which Buyer is a party has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer.

        4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable permit and license requirements relating to Buyer's operation of the Business.

        4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the corporate charter or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

        4.05. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

        4.06. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                               COVENANTS OF SELLER

        Seller agrees that:

        5.01. Conduct of the Business. From the date hereof until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with both past practices and standard industry practice and shall use its commercially reasonable efforts to preserve intact the business organization and relationships with third parties and to keep available the services of the present officers, employees and consultants of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not:

        (a)     acquire a material amount of assets from any other Person;

        (b) sell, lease, license, encumber or otherwise transfer or dispose of any Purchased Assets, including without limitation software products;

        (c) license any software or Intellectual Property or provide any services (except to Buyer and, under agreements existing on or before the date hereof, the existing customers of Seller as listed on the Disclosure Schedule), including without limitation the grant of any end-user, customer, reseller or OEM license or the commitment to any online or hosted services or maintenance or support services or the acceptance of any purchase order relating to the foregoing or the extension or renewal of any of the foregoing;

        (d) enter into any commitment, contract, renewal or arrangement that would create any performance or other obligation, fixed or contingent, on the Business, Buyer or any of the Purchased Assets following the Closing;

        (e) terminate or otherwise layoff any employees of or consultants to the Business; or

        (f)     agree or commit to do any of the foregoing.

        Seller will not (i) take or agree or commit to take any action that would make any representation and warranty made by Seller under this Agreement inaccurate in any respect at, or as of any time prior to, the Closing Date or
(ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

        Notwithstanding the foregoing, Seller may prior to the Closing sell the equipment listed on Schedule 5.01. Seller represents and warrants that such equipment (i) has, to the extent listed on Schedule 5.01, been leased from Pentech and (ii) is not necessary or useful for the conduct of the Business.

        5.02. Access to Information. Seller shall (a) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of Seller related to the Business during normal business hours, (b) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (c) instruct the employees, consultants, counsel, auditors and financial advisors of Seller to reasonably cooperate with Buyer. No access to information by Buyer pursuant to this Section shall affect any representation or warranty given by Seller hereunder or any of Buyer's rights under this Agreement or in any certificate or other writing delivered by the Seller pursuant hereto, including without limitation under Section 9.02 and Articles X and XI.

        5.03. Notices of Certain Events; Continuing Disclosure. (a) Seller shall promptly notify Buyer of:

                (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                (iii) any actions, suits, claims, investigations or proceedings commenced or, to Seller's Knowledge threatened against, or relating to or involving or otherwise affecting Seller or the Business or that relate to the consummation of the transactions contemplated by this Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to
                        Section 3.12.

                (b) Until the Closing Date, Seller shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Seller.

                (c) No notice pursuant to this Section shall affect any representation or warranty given by Seller hereunder or any of Buyer's rights under this Agreement or in any certificate or other writing delivered by the Seller pursuant hereto, including without limitation under Section 9.02 and Articles X and XI.

        5.04. Trademarks; Tradenames. As soon as practicable after the Closing Date, Seller shall eliminate the use of all of the trademarks, tradenames, service marks and service names used in the Business, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts and business documents. Seller shall change the corporate name of Seller so as to bear no resemblance to the current name of Seller.

        5.05. Required Payments. (a) Seller will promptly pay and perform all Excluded Liabilities; provided, that Seller may, in its sole discretion, settle, compromise, renegotiate or otherwise discharge such Excluded Liabilities. Without limiting the foregoing, Seller will promptly pay and perform when due all liabilities and obligations (i) for Taxes arising or relating to the operation of the Business prior to the Closing and (ii) due to employees of or consultants to the Business arising or relating to periods prior to the Closing.

                (b) Seller will distribute the net proceeds of the Purchased Assets substantially in accordance with the final transaction distribution model provided on or before the date hereof by or on behalf of Seller to Buyer. Without limiting the foregoing, Seller will make minimum non-refundable cash, distributions or other payments to the employees and consultants of Seller in the respective amounts set forth on Schedule 5.05 not later than thirty (30) days following the Closing.

        5.06. Financial Statements. At the request of Buyer, Seller will use its commercially reasonably efforts to promptly prepare and deliver appropriate management representation letters with respect to, and shall cause its auditors to promptly audit and deliver a report thereon, annual financial statements of Buyer for the fiscal years ended December 31, 2003 and 2004, and Seller shall -otherwise use its commercially reasonable efforts to cooperate with Buyer in the preparation and delivery of financial statements in order to enable Buyer to satisfy its obligations under federal securities laws. Such audit firm shall be independent and registered with the Public

Company Accounting Oversight Board, and shall be selected by Seller and reasonably acceptable to Buyer.

        5.07 End-user Licenses. Seller shall promptly report to Buyer any and all end-user licenses, on-line customer agreements and distribution license, maintenance and other agreements entered into since January 1, 2005, and shall provide copies of all related contracts as well as a report on the cash proceeds received by Buyer from all licenses, customers and distribution partners since January 1, 2005. Seller agrees that the Initial Cash Payment shall be reduced pursuant to Section 2.06(i) (and that Schedule 2.06(i) shall be adjusted to reflect) the aggregate cash proceeds so received by Seller since January 1, 2005 (other than payments by Buyer under the master services NRE agreement); provided that, as illustrated on Schedule 5.07, payments by existing on-line customers shall only reduce the Initial Cash Payment by an amount equal to (i) the most recent quarterly payment by each customer multiplied by (ii) a fraction, the numerator of which is the number of days following the Closing in the then currently prepaid quarterly period for such customer and the denominator of which is ninety (90).

        5.08 Other Agreements. From the date hereof until the Closing Date, Seller shall perform and comply with all of its agreements with Buyer, including without limitation the master services NRE agreement between Seller and Buyer, and shall not enter into any other commitment or agreement, or incur any obligation or intentionally take any action, that would be inconsistent or conflict with Seller's obligations to Buyer under, or the purpose of such agreements.

                                   ARTICLE VI

                            COVENANTS OF BOTH PARTIES

        The parties hereto agree that:

        6.01. Further Assurances. (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets.

        (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

        6.02. Certain Filings. Seller and Buyer shall cooperate with each other
(a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

        6.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or stock exchange regulation, will not issue any such press release or make any such public statement prior to such consultation.

                                   ARTICLE VII

                                   TAX MATTERS

        7.01. Tax Definitions. The following terms, as used herein, have the following meanings:

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the Closing Date.

        "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the Closing Date.

         "Tax" means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, value-added, ad valorem, franchise, capital, paid-up capital, profits, lease, service, transfer, greenmail, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including liability for Taxes imposed on another Person, whether incurred or borne as a transferee or successor or by contract or otherwise), together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        7.02. Tax Matters. Seller hereby represents and warrants to Buyer that:

        (a) Seller has timely filed all Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown or required to be shown on such Tax Returns). All such Tax Returns were complete and correct in all respects. No portion of any Tax Return has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to Seller's Knowledge, threatened. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return, and Seller has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by a Tax authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes upon the Purchased Assets other than for real property Taxes not yet due. Seller does not have, and has not had, a permanent establishment or other taxable presence in any foreign country , as determined under the laws of such country or any applicable Tax treaty or convention between the United States and such foreign country. Seller does not have any liability for the Taxes of any Person (other than Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise. No portion of the Purchase Price is subject to any Tax withholding provision of federal, state, local or foreign law.

        (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party.

        (c) No state of facts exists or has existed that would constitute grounds for the assessment against Buyer, whether by reason of transferee liability or otherwise, of any liability for any Tax of anyone other than Buyer.

        (d) Seller has timely paid all Taxes, and all interest and penalties due thereon and payable by it, for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable or responsible therefor.

        (e) Seller will timely pay all Taxes which arise from or with respect to the Purchased Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise adversely affect the Business or would result in Buyer becoming liable therefor.

        (f) Schedule 7.02(f) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Seller.

        (g) None of the Purchased Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code. None of the Purchased Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

        7.03. Tax Cooperation; Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Business as is reasonably necessary for the filing of all Tax Returns and making of any election related to Taxes, the preparation for any audit by any governmental authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business or the Purchased Assets. In addition, Buyer and Seller agree to maintain or arrange for the maintenance of all records necessary to comply with this Section 7.03 for a period of seven (7) years from the Closing Date (or such longer period as may be reasonably requested in writing by Buyer or Seller) and each party agrees to afford the other reasonable access to such records during normal business hours.

        (b) All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period included in the Post-Closing Tax Period, equitably adjusted if necessary to reflect changes in taxable assets as between the Pre-Closing Period and Post-Closing Period or portions thereof. Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period. At the Closing, Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this
Section 7.03(b) together with such supporting evidence as is reasonably necessary to calculate such amount to be reimbursed. Such amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. Thereafter, Seller shall notify Buyer upon receipt of any bill for real or personal property Taxes relating to the Purchased Assets, part or all of which are attributable to the Post-Closing Tax Period, and shall promptly deliver such bill to Buyer who shall pay the same to the appropriate governmental authority; provided that if such bill covers the Pre-Closing Tax Period, Seller shall also remit prior to the due date of assessment to Buyer payment for the proportionate amount of such bill that is attributable to the Pre-Closing Tax Period. If either Seller or Buyer shall thereafter make a payment for which it is entitled to reimbursement under this Section 7.03(b), the other party shall make such reimbursement promptly but in no event later than 30 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the statement shall bear interest at the rate per annum determined, from time to time, under the provisions of Section 6621(a)(2) of the Code for each day until paid.

        (c) Any transfer, documentary, sales, use, stamp, or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Buyer and any recording or filing fees with respect thereto shall be borne and paid by Seller, and Seller shall promptly reimburse Buyer for any such amounts paid by Buyer.

        (d) Prior to the Closing Date, Seller shall use commercially reasonable efforts to provide Buyer with (i) a certificate of Tax good standing issued with respect to Seller by the State of New Jersey; and (ii) a clearance certificate or similar document(s) which may be required by any governmental authority in order to relieve Buyer of (x) any obligation to withhold any portion of the Purchase Price and (y) any liability for Taxes (determined without regard to the provisions of this Agreement assigning responsibility therefor) for which relief is available by reason of the filing of an appropriate certificate.

        (e) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting the Business or the Purchased Assets shall be made after the date of this Agreement without the prior written consent of Buyer, if such election or change increases Taxes paid or payable by Buyer.

        (f) Buyer and Seller agree to file all Tax Returns consistent with the Allocation Statement and shall not make any inconsistent written statements or take any inconsistent position on any Tax Return, in any refund claim, during the course of any U.S. Internal Revenue Service ("IRS") audit or other Tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each party shall notify the other parties if it receives notice that the IRS or other governmental agency proposes any allocation different than that set forth in the Allocation Statement.

                                  ARTICLE VIII

                                EMPLOYEE BENEFITS

        8.01. Employee Benefits Definitions. The following terms, as used herein, having the following meaning:

        "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits or any Co-employment agreement that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Seller or any of its ERISA Affiliates or any Co-Employer and (iii) covers any Employee or former Employee of Seller.

        "Co-Employer" means any entity that is or was considered to be a co-employer with Seller.

        "Employee" for purposes of this Article VIII means any employee of Seller, including any employee Co-employed by Seller and Co-Employer.

        "Employee Plan" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates or any Co-Employer, as the case may be.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

        "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

        "Transferred Employees" means those Employees who are offered employment by Buyer and who commence employment with Buyer as of the Closing Date.

        8.02. ERISA Representations. Seller hereby represents and warrants to Buyer that:

        (a) Schedule 8.02 of the Disclosure Schedule lists each Employee Plan that covers any Employee, copies of all of which, and a summary plan description of each, have previously been furnished to Buyer. With respect to each Employee Plan, all annual reports (Form 5500) required to be filed with the Internal Revenue Service or Department of Labor have been properly filed on a timely basis and Seller has provided the most recently filed Form 5500.

        (b) Schedule 8.02 of the Disclosure Schedule also includes a list of each Benefit Arrangement of Seller, copies or descriptions of which have been made available or furnished previously to Buyer.

        (c)     None of the Employee Plans or Benefit Arrangements listed on
Schedule 8.02 of the Disclosure Schedule is subject to the laws of any jurisdiction outside the United States.

        (d) No non-exempt "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan.

        (e) Neither Seller nor any ERISA Affiliate maintains or has ever maintained or contributed to or expects to incur liability with respect to any Multiemployer Plan or Employee Plan subject to Title IV of ERISA. Neither Seller nor any ERISA Affiliate has incurred nor does it reasonably expect to incur any liability with respect to any transaction described in Section 4069 of ERISA.

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

        (f)     Each Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Seller has furnished to Buyer copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such Employee Plan. Each Employee Plan and Benefit Arrangement has been maintained in compliance with its terms and with the applicable requirements prescribed by any and all statutes, orders, rules and regulations.

        (g) With respect to the Employees and former Employees, there are no employee post-retirement health or welfare plans in effect, except as required by Section 4980B of the Code or applicable state law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

        (h) All contributions, reserves or premium payments accrued under each Employee Plan and Benefit Arrangement have been made as of the Closing Date or are reflected on the Closing Balance Sheet.

        (i) No Employee will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

        8.03. Employees and Offers of Employment. (a) Buyer may, at its sole discretion and at any time, offer employment on an at-will basis to any and all of the Transferred Employees.

        (b) Seller agrees to terminate the employment of the Transferred Employees with Seller on the Closing Date and to pay any and all liabilities with respect to each Transferred Employee, including, but not limited to, any payments and benefits due such Transferred Employees under applicable law pursuant to accrued salary and wages, bonuses, commissions, pension, retirement, savings, health, vacation, welfare and other benefits and severance payments or similar payments of the Transferred Employees.

        8.04. Seller's Employee Benefit Plans. (a) Seller shall retain all obligations and liabilities under the Employee Plans and Benefit Arrangements in respect of each Employee or former Employee (including any beneficiary thereof). No assets of any Employee Plan or Benefit Arrangement shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. Accrued benefits or account balances of Transferred Employees under the 401(k) Plan shall be fully vested as of the Closing Date. Seller shall cooperate and assist any Transferred Employee who so requests, in making a direct rollover of the Transferred Employee's vested account balance to Buyer's 401(k) plan as soon as practicable after the Closing Date. Buyer shall cooperate with Seller and any Transferred Employee with respect to such direct rollover, provided that Buyer determines that the direct rollover is permitted under the Code and regulations thereunder. Each of the parties hereto shall pay its own expenses in connection with such direct rollover.

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

        (b) Prior to the Closing Date, Seller's Board of Directors shall have passed and not rescinded resolutions satisfactory to Buyer's counsel effectively terminating Seller's 401(k) Plan prior to the Closing Date, and Buyer shall have received a copy of such resolutions on or before the Closing Date. Transferred Employees shall be eligible to receive distributions from such 401(k) Plan within a reasonable period after the Closing Date.

        8.05. No Third Party Beneficiaries. No provision of this Article VIII or any other provision in this Agreement shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its subsidiaries in respect of continued employment (or resumed employment) with either Buyer or the Business or any of their Affiliates and no provision of this Article VIII shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement that may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of Buyer or any of its Affiliates.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

        9.01. Conditions to the Obligations of Each Party. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

        (a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

        (b) Each other party to this Agreement shall have executed and delivered each of the Ancillary Agreements to be entered into by it, in each case substantially in the form attached as an exhibit to this Agreement, and any other documents or items required to be delivered by it pursuant to Section 2.06.

        9.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

        (a) (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect and, with respect to representations and warranties qualified by Schedules 3.12 and 3.14(d), disregarding the disclosure set forth on such Schedules, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) there shall have been no Material Adverse Change since the

Balance Sheet Date and no facts, circumstances, events or conditions shall exist which in the aggregate could reasonably be expected to result in a Material Adverse Change, and (iv) Buyer shall have received a certificate signed by the President of Seller to the foregoing effect.

        (b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of all or any material portion of the Purchased Assets after the Closing Date and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

        (c) Buyer shall have received an opinion of McDermott, Will & Emery LLP, dated the Closing Date, to the effect specified in Sections 3.01 through
3.04 and with respect to such other matters as Buyer may reasonably request.

        (d) Seller shall have received all of the consents, authorizations or approvals from the governmental agencies referred to in Section 3.03(a), in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

        (e)     Seller shall have received all of the Required Consents.

        (f) Seller shall have paid all sales, use, transfer, stamp, documentary and other similar Taxes and recording and filing fees incurred in connection with the transactions contemplated by this Agreement.

        (g) Buyer shall have received, effective as of the Closing, acceptances of "at will" employment from each of the following employees of
Seller: Alan Fink, Ronald Hiller, Amin Abdulghani, Vitaliy Fuks, and Shreekala Kekuda; and, effective as of the Closing, acceptances of "at will" consultancy from each of the following consultants to Seller: Dragan Radulovic and Vincent Poor, all on terms satisfactory to Buyer, and such employees and consultants shall have executed and delivered Non-Competition Agreements and Retention Agreements in the forms provided by Buyer prior to the date of this Agreement.

         (h) Buyer shall have received a certificate from the President of Seller, addressed to Buyer and the Chief Executive Officer and Chief Financial Officer of Buyer, in the form reasonably requested by Buyer, as part of Buyer's procedures with respect to Rule 13a-14(a)/15d-14(a) certification.

        (i) Seller shall have delivered to Buyer the audited financial statements of Seller for fiscal years 2003 and 2004 prepared in accordance with generally accepted accounting principles consistently applied, together with an unqualified report thereon (except that such report may contain a going concern qualification) by auditors selected in accordance with Section 5.06, Seller shall have had at least 14 days to review such financial statements and report, and such financial statements and report shall be reasonably satisfactory to Buyer.

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

        9.03. Conditions to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

        (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Seller shall have received a certificate signed by an officer of Buyer to the foregoing effect.

                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

        10.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or the Ancillary Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the sixteen (16) month anniversary of the Closing Date; provided, that, the representations and warranties set forth in Sections 3.01 and 3.02 shall survive indefinitely.

Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 10.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. All indemnification payments made under this Agreement shall be treated as adjustments to the Purchase Price.

        10.02. Indemnification. Seller hereby indemnifies Buyer against and agrees to hold it harmless from any and all damage, loss, liability, cost and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damage") incurred or suffered by Buyer arising out of or in connection with:

                (i) (A) any misrepresentation or breach of warranty (determined without regard to any materiality or knowledge qualification contained in any representation or warranty giving rise to claim for indemnity hereunder and, with respect to representations and warranties qualified by Schedules 3.12 and 3.14(d), disregarding the disclosure set forth on Schedule 3.12 and 3.14(d) such that any matters set forth in such Schedules are subject to indemnification hereunder) made or to be performed by Seller pursuant to the provisions of this Agreement, the Ancillary Agreements to which

                        Seller is a party and any certificate or other writing delivered by Seller pursuant hereto or thereto and (B) any claim, action, suit or proceeding by any third party alleging facts, conditions or circumstances which occurred or existed prior to the Closing that if proven true would constitute a misrepresentation or breach of warranty by Seller (a "Third Party Claim");

                (ii) any breach of any representation or warranty made or to be performed by Seller under Articles VII (Tax Matters) and VIII (Employee Benefits) and any breach of any covenant or agreement made by Seller pursuant to this Agreement or any of the Ancillary Agreements; and

                (iii) any failure by Seller to pay or perform the Excluded Liabilities.

        10.03. Limitation of Indemnification. (a) Notwithstanding the provisions of Section 10.02, (i) Seller shall not be liable for Damages under Sections 10.02(i) and (ii) unless the aggregate amount of Damages with respect to all such misrepresentations or breaches of warranty (determined without regard to any materiality and knowledge qualification contained in any representation or warranty giving rise to claim for indemnity hereunder) or breaches of covenant or agreement exceeds $100,000, but if the aggregate amount of Damages shall exceed such amount, then Seller agrees to indemnify the entire such amount, and
(ii) Seller's maximum liability under Sections 10.02(i) and (ii) shall not exceed $1,330,000.

        (b) Following the Closing, Buyer shall be entitled to satisfy claims for indemnification and Damages pursuant to Sections 10.02(i) and (ii) solely from the Escrowed Cash.

        10.04. Procedures. (a) Any party seeking indemnification under Section
10.02 (the "Indemnified Party") shall give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any Third Party Claim; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party has been materially prejudiced thereby. The Indemnifying Party may participate in the defense of any Third Party Claim at its own expense. Buyer will endeavor to confer with Alan Fink, while he remains an employee of Buyer, prior to settling any Third Party Claim for which Buyer has sought indemnification, subject to confidentiality and privilege considerations and Buyer's reasonable discretion.

        (b) It is expressly acknowledged and agreed that Buyer shall, in the case of Sections 10.02(i) and (ii), and may, but shall not be required to, in the case of Section 10.02(iii) satisfy all or any portion of any claim it may have hereunder against Seller by set-off against or deduction from the Escrowed Cash. Buyer may from time to time and at any time give Seller written notice of the amount of Damages or additional Damages to be indemnified with respect to any matter and set off against the Escrowed Cash. Such notice shall contain a reasonable description, to the extent practical, of the amount (if known) and source of such claim, the Section of this Agreement to which such claim shall relate, and an identification of the claimant. Each such notice shall be deemed to be accepted unless written notice setting forth in reasonable detail Seller's objection is given within fifteen (15) days of Buyer's notice. Buyer shall not be obligated to release any Escrowed Cash to Seller until full and final resolution and satisfaction of all claims and obligations under this Article X.

        10.05. No Waiver. No waiver of a closing condition by Buyer shall limit its rights under Section 10.02.

                                   ARTICLE XI

                                   TERMINATION

        11.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

        (a)     by written agreement of Buyer and Seller; and

        (b) by either Buyer or Seller if the Closing shall not have been consummated on or before April 30, 2005; provided that such termination right shall not be available to a party that has failed to fulfill its obligations under this Agreement or whose acts or omissions have been a significant cause of the Closing not occurring on or before such date; provided, further, that such termination right shall not be available to Seller in the event the condition set forth in Section 9.02(i) has not been met.

        The party desiring to terminate this Agreement pursuant to clause (b) shall give notice of such termination to the other parties.

        11.02. Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant, counsel or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach of any representation or warranty by any party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other parties as a result of such failure or breach, subject to
Section 11.03. The provisions of Sections 12.03 (Expenses), 12.05 (Governing
Law), and 12.10 (Jurisdiction) shall survive any termination hereof pursuant to
Section 11.01.

        11.03. Break-Up Fee. In the event all of the conditions to the Closing set forth in Sections 9.01 and 9.02 have been satisfied prior to the termination or expiration of this Agreement and Buyer is in willful breach of this Agreement by virtue of its refusal to complete the Closing, then Buyer shall be liable to Seller for Damages incurred or suffered by Seller as a result of such breach solely in an aggregate amount of $300,000 as liquidated damages (it being agreed that specific damages may be difficult to prove).

                                   ARTICLE XII

                                  MISCELLANEOUS

        12.01. Notices. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery, if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

if to Buyer, to:                       with a copy to:

           NetScout Systems, Inc.                 John A. Meltaus
           310 Littleton Road                     Choate, Hall & Stewart LLP
           Westford, MA  01886                    53 State Street
           Attn:  David Sommers                   Boston, MA 02109
           Telecopy:  978-614-4039                Telecopy: (617) 248-4000

if to Seller, to:                      with a copy to:

           Quantiva, Inc.                         John Hession
           650 College Road East                  McDermott, Will & Emery LLP
           2nd Floor                              28 State Street, 33rd Floor
           Princeton, NJ  08540                   Boston, MA 02109
           Attn:  Z. Alan Fink                    Telecopy:  (617) 535-3800
           Telecopy:  800-748-6815

        12.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended prior to the Closing Date if, and only if, such amendment is in writing and signed by Buyer and Seller. Any provision of this Agreement may be waived by Buyer or Seller if the waiver is in writing and signed by the party to be bound.

        (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        12.03. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

        12.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        12.05. Governing Law. This Agreement, the Ancillary Agreements and any controversy arising hereunder or thereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such state.

        12.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

        12.07. Entire Agreement. This Agreement, the Ancillary Agreements and the Mutual Non-Disclosure Agreement dated as of December 31, 2004 constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of the provisions of this Agreement and the Ancillary Agreements is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

        12.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

        12.09. Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the Commonwealth of Massachusetts or the federal courts of the District of Massachusetts, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the Commonwealth of Massachusetts.

        12.10. Acquisition Sub. Buyer may assign or delegate its right to purchase the Purchased Assets and perform its obligations at the Closing to a limited liability company or corporate or other subsidiary of the Buyer, provided that Buyer shall remain liable to Seller for the performance of Buyer's or such subsidiary's obligations hereunder.

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

        IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                  NETSCOUT SYSTEMS, INC.

                                                  By:    /s/ Anil Singhal
                                                         -----------------------
                                                  Name:  Anil Singhal
                                                  Title: President and CEO

                                                  QUANTIVA, INC.

                                                  By:    /s/ Z. Alan Fink
                                                         -----------------------
                                                  Name:  Z. Alan Fink
                                                  Title: President and CEO

                                       41